Exhibit 99.1

Soligenix Reports Year-End 2009 Financial Results and
Reviews Accomplishments

Princeton, NJ – April 1, 2010 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, today announced its financial results for 2009.

Soligenix’s revenues for the year ended December 31, 2009 were $2,816,037 as compared to $2,310,265 for the prior year, representing an increase of $505,772, or 22%.  During 2009, Soligenix received a $1 million clinical milestone payment from Sigma-Tau Pharmaceuticals, Inc. (Sigma-Tau), the Company’s collaborative partner on the orBec® Phase 3 clinical trial in the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD). The increase in revenues generated by this one-time milestone payment was offset by decreases in grant revenues from the National Institutes of Health (NIH) as the Company reached the end of its earlier NIH grants before the work under newer grants had commenced.

Soligenix’s net loss for the year ended December 31, 2009 was $6,034,453 as compared to a net loss of $3,422,027 for the prior year, representing an increase of $2,612,426, or 76%. This increase is primarily attributed to increased spending of $2,971,052 in research and development related to the preparation for and conduct of the Phase 3 orBec® study. For the year ended December 31, 2009, there was also an increase in general and administrative expenses of $339,532, which reflects staffing and other corporate costs in 2009.

“In 2009, we saw important advances for Soligenix,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix.  “Beginning with our partnership with Sigma-Tau in North America and the initiation of our confirmatory Phase 3 clinical trial of orBec® in the treatment of acute GI GVHD, we have demonstrated orBec®’s ability to draw partnerships and attract significant funding. orBec® is now poised to potentially be the first FDA-approved therapy for this unmet medical need. Additionally, we achieved significant non-dilutive financing for our RiVaxTM program in biodefense through our receipt of a $9.4 million NIH grant. We are optimistic that we will be able to continue the growth that we achieved in all facets of Soligenix and maintain that positive momentum in 2010.”

Soligenix’s 2009 Highlights:

•	The initiation of a Phase 1/2 clinical trial evaluating SGX201, a time-release formulation of oral beclomethasone dipropionate (oral BDP), for the prevention of acute radiation enteritis.
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The initiation of enrollment in its confirmatory Phase 3 randomized, double-blind, placebo-controlled, multicenter clinical trial evaluating orBec® for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD). The initiation of this trial also triggered a $1 million milestone payment from Soligenix’s partner, Sigma-Tau.

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The award of a $9.4 million grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the NIH, for the development of formulation and manufacturing processes for vaccines, including RiVaxTM, that are stable at elevated temperatures.

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The award of a $500,000 NIH Small Business Innovation Research grant to support the conduct of a Phase 1/2 clinical trial evaluating SGX201, a time-release formulation of oral BDP, for the prevention of acute radiation enteritis.

•	The receipt of Orphan Drug Designation by the FDA’s Office of Orphan Products Development for orBec® for the treatment of gastrointestinal symptoms associated with chronic GI GVHD.

•	The receipt of European Medicines Evaluation Agency (EMEA) agreement on the design of its confirmatory Phase 3 clinical trial of orBec® in acute GI GVHD.

•	The completion of a potential $30 million partnering agreement with Sigma-Tau for the development and commercialization in North America of orBec® and oral BDP.

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Agreement with the FDA on the design of a confirmatory, pivotal Phase 3 clinical trial evaluating its lead product, orBec®, for the treatment of acute GI GVHD. The agreement was made under the FDA's Special Protocol Assessment (SPA) procedure.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host-Disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD and an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Both of these trials are actively enrolling patients. Soligenix has also recently initiated an NIH-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVaxTM is also the subject of a recent $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: positive results from the ongoing Phase 3 clinic trial for orBec® cannot be assumed and the FDA could require Soligenix to conduct additional clinical trials to demonstrate the safety and efficacy of orBec®, which  would  take a significant amount of time and money to complete; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.soligenix.com